Exhibit 99.1

MKS Instruments Announces Agreement to Acquire Photon Control

•	Expands Technology Solutions for Key Customers in Semiconductor Market

•	Acquiring a Leader in Optical Sensors for Temperature Control used in Semiconductor Wafer Fabrication

•	Enhances the MKS Surround the Chamber® Portfolio

ANDOVER, Mass., May 10, 2021 — (GLOBE NEWSWIRE) — MKS Instruments, Inc. (NASDAQ: MKSI) (“MKS”), a global provider of technologies that enable advanced processes and improve productivity, today announced that it has entered into a definitive agreement pursuant to which MKS will acquire Photon Control Inc. (TSX:PHO) for CAD$3.60 per share, in an all-cash transaction valued at approximately CAD$387 million, with an estimated enterprise value of CAD$343 million.

Photon Control is headquartered in Richmond, British Columbia, Canada and had revenues of CAD$65 million and Adjusted EBITDA of CAD$23 million in 2020. The transaction is expected to be accretive to MKS’ Non-GAAP net earnings within the first 12 months post-closing.

“We believe the Photon Control acquisition will help us deliver on one of our long-term strategic objectives, which is to broaden our portfolio of key technologies to better serve our customers,” said MKS President and CEO John T.C. Lee. “We anticipate the acquisition will further advance the MKS strategy to enhance our Surround the Chamber® offering by adding optical sensors for temperature control for critical etch and deposition applications in semiconductor wafer fabrication. In addition, Photon Control is a strong strategic fit with similar culture and vision to MKS.”

The transaction has been approved by the MKS and Photon Control boards of directors and is subject to customary closing conditions, including approval by Photon Control’s securityholders and court approval in the Province of British Columbia, Canada, and is expected to close in the third quarter of 2021.

Greenhill & Co. is acting as financial advisor and Stikeman Elliott is acting as legal advisor to MKS.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, systems, subsystems and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes to improve process performance and productivity for our customers. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, electronic control technology, reactive gas generation and delivery, power generation and delivery, vacuum technology, lasers, photonics, optics, precision motion control, vibration control and laser-based manufacturing systems solutions. We also provide services relating to the maintenance and repair of our products, installation services and training. Our primary served markets include semiconductor, industrial technologies, life and health sciences, and research and defense. Additional information can be found at www.mksinst.com.

Non-GAAP Financial Measures

This press release refers to forward-looking Non-GAAP net earnings, a financial measure that is not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Non-GAAP net earnings should be viewed in addition to, and not as a substitute for, GAAP net earnings, and may be different from Non-GAAP net earnings used by other companies. In addition, Non-GAAP net earnings is not based on any comprehensive set of accounting rules or principles. MKS management believes the presentation of Non-GAAP net earnings is useful to investors for evaluating the acquisition by MKS of Photon Control and the projected future operating and financial results of MKS.

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MKS is not providing a quantitative reconciliation of forward-looking Non-GAAP net earnings to GAAP net earnings because it is unable to estimate with reasonable certainty the ultimate timing or amount of certain significant items without unreasonable efforts. These items include, but are not limited to, acquisition and integration costs, acquisition inventory step-up, amortization of intangible assets, restructuring and other expense, asset impairment, and the income tax effect of these items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the relevant period.

This press release also includes a reference to the Adjusted EBITDA of Photon Control Inc., which is a Non-GAAP measure in Canada. Photon Control Inc. defines Adjusted EBITDA as earnings before finance income, accretion expense on contingent consideration, income taxes, depreciation of property and equipment, amortization of intangible assets and foreign exchange loss. Please refer to “Non-GAAP Measures” in Photon Control Inc.’s annual management’s discussion and analysis for the year ended December 31, 2020 for a discussion of Non-GAAP measures used by Photon Control Inc., and to “December 2020 Financial Performance Overview – Net Income and Adjusted EBITDA” for a reconciliation of Photon Control Inc.’s Adjusted EBITDA to net income. Copies of Photon Control Inc.’s consolidated financial statements and related notes for the year ended December 31, 2020 and of the accompanying MD&A can be found on SEDAR under Photon Control Inc.’s profile at www.sedar.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of MKS, and the expected time of closing. These statements are only predictions based on current assumptions and expectations. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should be considered to be forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the failure or inability of Photon Control or MKS to meet the closing conditions, including obtaining necessary Photon Control securityholder and court approvals, or to otherwise consummate the transaction, the ability to successfully operate or integrate the Photon Control business into MKS, the ability to retain and integrate Photon Control employees into MKS, the ability to realize the expected benefits of the acquisition, and the other factors described in MKS’ Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q, as filed with the SEC. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

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MKS Contacts:

Investor Relations:

David Ryzhik

Vice President, Investor Relations

Telephone: (978) 557-5180

Email: david.ryzhik@mksinst.com

Press Relations:

Bill Casey

Senior Director, Marketing Communications

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Telephone: (630) 995-6384

Email: bill.casey@mksinst.com

Tom Davies / Jeremy Fielding

Kekst CNC Press Liaisons

Emails: tom.davies@kekstcnc.com / jeremy.fielding@kekstcnc.com

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